TOUCHSTONE VARIABLE SERIES TRUST
Amendment to Amended and Restated Agreement and
Declaration of Trust -

Establishment and Designation of
Series of Shares of Beneficial Interest

The undersigned hereby certifies that she is a duly elected officer of Touchstone Variable Series Trust (“TVST” or the “Trust”) and that pursuant to Section 5.11 of the Amended and Restated Agreement and Declaration of Trust of the Trust, the Trustees, at a meeting on April 18, 2017, at which a quorum was present, adopted the following resolutions with respect to the New TVST Funds (as defined below):

Establishment of New Series

RESOLVED, that pursuant to Article V of the Amended and Restated Agreement and Declaration of Trust (“Agreement”) of the Touchstone Variable Series Trust, there is hereby established and designated four additional series of TVST (each a “New TVST Fund” and collectively the “New TVST Funds”) to be considered for all purposes under the Agreement as “Series” and to have all the rights and privileges of a “Series” as specified in said Agreement, as follows:

Fund
Touchstone Variable Products Balanced Fund
Touchstone Variable Products Bond Fund
Touchstone Variable Products Large Cap Focused Fund
Touchstone Variable Products Small Company Fund

FURTHER RESOLVED, that each New TVST Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in TVST’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such New TVST Fund. Each Share of each New TVST Fund shall be redeemable as provided in the Declaration. Subject to the differences among classes, if any, each Share of each New TVST Fund shall be entitled to vote on matters on which Shares of the New TVST Fund shall be entitled to vote as provided in Article V of the Agreement, shall represent a pro rata beneficial interest in the assets allocated or belonging to the New TVST Fund, and shall be entitled to receive its pro rata share of the net assets of the New TVST Fund upon liquidation of such Fund, all as provided in Section 5.9 of the Agreement. The proceeds of sales of Shares of each New TVST Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the New TVST Fund, unless otherwise required by law.

FURTHER RESOLVED, that pursuant to Sections 5.11 of the Agreement, the proper officers of the New TVST Funds are, and each hereby is, authorized to prepare an instrument setting forth the establishment and designation of the New TVST Funds (the “Designation”) and following execution of such Designation by an officer of TVST, such officer are authorized to file or cause to be filed such Designation with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston;

Authorization of Issuance of Initial Shares

RESOLVED, that upon receipt of payment from the Advisor, the Trust shall issue to the Advisor at least one share for each New TVST Fund, at a purchase price to be determined; and

FURTHER RESOLVED, that upon receipt of such payment, the officers of the Trust shall execute and deliver such documents as they may deem necessary, desirable or appropriate to carry out the intent and purpose of the foregoing, such determination to be conclusively evidenced by the execution and delivery of such documents; and

FURTHER RESOLVED, that, with respect to each New TVST Fund, when issued and paid for as aforesaid, such shares shall be validly issued, fully paid and non-assessable shares of such New TVST Fund.

Resolutions Regarding Issuance of Shares
RESOLVED, that upon the effectiveness of the Post-Effective Amendment(s) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, containing a Prospectus and Statement of Additional Information for the New TVST Funds and during such periods as the Trust’s Registration Statement with respect to the New TVST Funds is effective, the appropriate officers of the Trust are authorized to issue an unlimited number of shares of each New TVST Fund to the public subject to the terms and conditions as set forth in the Trust’s then effective Registration Statement; and

FURTHER RESOLVED, that when such shares are issued in accordance with the foregoing, they shall be fully paid and non-assessable; and

FURTHER RESOLVED, that such shares shall be sold only in such states and other jurisdictions where qualified for sale, including by exemption from filing requirements, under the applicable laws of such states and jurisdictions.

The undersigned certifies that the actions to effect the foregoing Designation were duly taken in the manner provided by the Amended and Restated Agreement and Declaration of Trust, that said Designation is to be effective as of May 9, 2017, and that she is causing this Designation to be signed and filed as provided in Section 5.11 of the Amended and Restated Agreement and Declaration of Trust.
WITNESS my hand this 9th day of May, 2017.

/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft, Treasurer & Controller